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                                                                    EXHIBIT 15.2

October 14, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 28, 2004, except for Note 13 as to which the date is September 30, 2004, on our review of interim financial information of Sonoco Products Company for the period ended June 27, 2004 and included in an 8-K filed by the Company on October 14, 2004 is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039;
File No. 333-12657; File No. 333-69929; File No. 333-100799; and File No.
333-100798).

Yours very truly,

/s/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP